Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

FIRST:	The name of this corporation shall be: American Renal Associates Holdings, Inc. (the “Corporation”).

SECOND:	The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808.

THIRD:
The name and address of the registered agent for service of process on the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808.

FOURTH:	The purpose or purposes of the Corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FIFTH:	The total number of shares of stock which this corporation is authorized to issue is:

One Thousand (1,000) shares of Common Stock, par value $0.001 per share.

SIXTH:
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH:
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.  No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH:
The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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